UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

GARMIN LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT NO. 1 TO PROXY STATEMENT
FOR THE ANNUAL general MEETING OF shareholders
TO BE HELD ON june 7, 2024

This Amendment No. 1 to Schedule 14A (the “Amendment”) is being filed to amend the definitive proxy statement (the “Proxy Statement”) of Garmin Ltd. (the “Company”) in connection with its 2024 annual general meeting of shareholders (the “Annual Meeting”), which was filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2024. The purpose of this Amendment is to reclassify the proposal to approve the Swiss statutory non-financial matters report as a “routine” matter pursuant to applicable New York Stock Exchange rules, rather than a “non-routine” matter. Capitalized terms used but not otherwise defined in this Amendment have the meaning ascribed to them in the Proxy Statement.

This Amendment should be read in conjunction with the Proxy Statement and, from and after the date of this Amendment, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended hereby. Except as specifically amended herein, all information in the Proxy Statement remains unchanged and no other updates have been made to the Proxy Statement.

The text under the heading “INFORMATION CONCERNING SOLICITATION AND VOTING—Broker Non-Votes,” which appears on page 11 of the Proxy Statement, is amended and restated to read in its entirety as follows:

Although brokers have discretionary authority to exercise voting rights with respect to shares of Broker Customers on “routine” matters, they do not have authority to exercise voting rights with respect to shares of Broker Customers on “non-routine” matters pursuant to applicable New York Stock Exchange (“NYSE”) rules. We believe that the following proposals to be resolved upon at the Annual Meeting will be considered to be “non-routine” under NYSE rules and, therefore, brokers will not be able to exercise voting rights with respect to shares owned by Broker Customers in relation to these proposals unless the broker receives instructions from such customers:

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Proposal No. 4 (discharge of the members of the Board and Executive Management from liability for the fiscal year ended December 30, 2023);

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Proposal No. 5 (re-election of five directors and election of one new director);

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Proposal No. 6 (re-election of the Chairman);

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Proposal No. 7 (re-election of three Compensation Committee members and election of one new member);

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Proposal No. 10 (advisory vote on compensation of Garmin’s Named Executive Officers);

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Proposal No. 11 (advisory vote on the Swiss compensation report);

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Proposal No. 13 (binding vote to approve Fiscal Year 2025 maximum aggregate compensation for the Executive Management);

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Proposal No. 14 (binding vote to approve maximum aggregate compensation for the Board for the period between the 2024 annual general meeting and the 2025 annual general meeting); and

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Proposal No. 15 (amendment and restatement of the Garmin Ltd. 2005 Equity Incentive Plan).

This Amendment is being filed with the SEC on May 10, 2024.